Exhibit (d)(1)(h)
PACIFIC FUNDS
ADDENDUM TO ADVISORY AGREEMENT
     The Advisory Agreement made the 13th day of June, 2001 between PACIFIC FUNDS (the “Trust”), a Delaware statutory trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of Nebraska, as amended to date (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Agreement (the “Addendum”), which is made this 1st day of May, 2006.
WITNESSETH:
     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, the Trust currently consists of twenty one series designated as the PF Portfolio Optimization Model A, PF Portfolio Optimization Model B, PF Portfolio Optimization Model C, PF Portfolio Optimization Model D, PF Portfolio Optimization Model E, PF AllianceBernstein International Value, PF Goldman Sachs Short Duration Bond Fund, PF Janus Growth LT Fund, PF Lazard Mid-Cap Value Fund, PF Loomis Sayles Large-Cap Growth, PF MFS International Large-Cap Fund, PF NB Fasciano Small Equity Fund, PF Oppenheimer Main Street Core Fund, PF Oppenheimer Emerging Markets Fund, PF PIMCO Managed Bond Fund, PF PIMCO Inflation Managed Fund, PF Pacific Life Money Market Fund, PF Salomon Brothers Large-Cap Value Fund, PF Van Kampen Comstock Fund, PF Van Kampen Mid-Cap Growth Fund, and PF Van Kampen Real Estate Fund;
     WHEREAS, the Trust intends to change the name, effective May 1, 2006, of the PF Lazard International Value Fund to the PF AllianceBernstein International Value Fund; and
     WHEREAS, the Trust desires the Adviser to continue as investment adviser to the PF AllianceBernstein International Value Fund;
     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:
1.	In addition to its responsibilities as specified in the Agreement, the Trust hereby appoints the Adviser to continue to act as investment adviser with respect to the PF AllianceBernstein International Value Fund,

2.	Schedule A, governing applicable compensation under Section 9(a) of the Agreement, is hereby replaced with Schedule A attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC FUNDS

By:	/s/ James T. Morris

Name:	James T. Morris

Title:	President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris

Name:	James T. Morris

Title:	Chief Operating Officer

By:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs

Title:	Secretary

Schedule A

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PF Portfolio Optimization Model A	0.00%
PF Portfolio Optimization Model B	0.00%
PF Portfolio Optimization Model C	0.00%
PF Portfolio Optimization Model D	0.00%
PF Portfolio Optimization Model E	0.00%
PF AllianceBernstein International Value Fund	0.85%
PF Goldman Sachs Short Duration Bond Fund	0.60%
PF Janus Growth LT Fund	0.75%
PF Lazard Mid-Cap Value Fund	0.85%
PF Loomis Sayles Large-Cap Growth Fund (formerly Blue Chip)	0.95%
PF MFS International Large-Cap Fund	1.05%
PF NB Fasciano Small Equity Fund	1.00%
PF Oppenheimer Main Street Core Fund	0.65%
PF Oppenheimer Emerging Markets Fund	1.00%
PF PIMCO Managed Bond Fund	0.60%
PF PIMCO Inflation Managed Fund	0.60%
PF Pacific Life Money Market Fund	0.40% of the first $250 million
0.35% of the next $250 million
0.30% on excess
PF Salomon Brothers Large-Cap Value Fund	0.85%
PF Van Kampen Comstock Fund	0.95%
PF Van Kampen Mid-Cap Growth Fund	0.90%
PF Van Kampen Real Estate Fund	0.90%

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